September 13, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Kinetic Resources Corp. on Form S-1 of our audit report, dated July 29, 2010 relating to the accompanying balance sheet as of June 30, 2010 and the related statements of operations, stockholders’ equity, and cash flows from inception (March 4, 2010) through June 30, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
9.13.2010